                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule
                                         14a-6(e)(2))

[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 NETMANAGE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:

        (1)     Aggregate number of securities to which transaction applies:

        (2) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (3)     Proposed maximum aggregate value of transaction:

        (4)     Total fee paid:

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)     Amount Previously Paid:

        (2)     Form, Schedule or Registration Statement No.:

        (3)     Filing Party:

        (4)     Date Filed:

                                NETMANAGE, INC.
                         10725 NORTH DE ANZA BOULEVARD
                          CUPERTINO, CALIFORNIA 95014
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2001

TO THE STOCKHOLDERS OF NETMANAGE, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NetManage, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 30, 2001 at 9:00 a.m., local time, at the offices of the Company at 10725 North De Anza Boulevard, Cupertino, California 95014 for the following purposes:

     1. To elect two directors to hold office until the Annual Meeting of Stockholders in the year 2004.

     2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.

     3. To approve an amendment to the Company's 1992 Stock Option Plan (the "Option Plan") to increase the number of shares reserved for issuance under the Option Plan by 1,000,000 shares.

     4. To approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares reserved for issuance under the Purchase Plan by 2,000,000 shares.

     5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 20, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ MICHAEL PECKHAM
                                          MICHAEL PECKHAM
                                          Secretary

Cupertino, California
April 27, 2001

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                NETMANAGE, INC.
                         10725 NORTH DE ANZA BOULEVARD
                          CUPERTINO, CALIFORNIA 95014
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                    FOR 2001 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 30, 2001

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of NetManage, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 30, 2001 at 9:00 a.m., local time (the "Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Meeting will be held at the offices of the Company at 10725 North De Anza Boulevard, Cupertino, California 95014. This proxy statement and the accompanying proxy card are first being mailed to all stockholders entitled to vote at the Meeting on or about April 27, 2001.

     The Annual Report for the year ended December 31, 2000 is enclosed with this Proxy Statement.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record at the close of business on April 20, 2001 (the "Record Date") will be entitled to notice of and to vote at the Meeting. The Company has one series of common shares outstanding, designated Common Stock, par value $0.01 per share (the "Common Stock"). At the close of business on the Record Date, the Company had outstanding and entitled to vote 65,223,230 shares of Common Stock.

     Each holder of record of Common Stock at the close of business on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Meeting. All votes cast at the Meeting, in person or by proxy, will be tabulated by the Inspector of Elections appointed for the Meeting (the "Inspector"), who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

     As of the Record Date, the directors and executive officers of the Company as a group beneficially owned 11,133,887 shares (approximately 17.07% of the outstanding Common Stock) and have indicated their intention to vote all of their shares over which they have voting control in favor of the proposals described in the accompanying Notice of Annual Meeting.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A stockholder may revoke a proxy by
(a) filing with the Secretary of the Company at the Company's principal executive office, 10725 North De Anza Boulevard, Cupertino, California 95014, a written notice of revocation or a duly executed proxy bearing a later date, or
(b) attending the Meeting and informing the Secretary in writing that such stockholder wishes to vote in person. Attendance at the Meeting will not, by itself, revoke a proxy.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's Common Stock, beneficially owned by others, to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common

Stock for their costs of forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to these individuals for those services, but they may be reimbursed for their out-of-pocket expenses.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector who will be an employee of Boston Equiserve, the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

     The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but, will not treat such shares as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for (i) the election of the nominees for directors set forth herein; (ii) the ratification of Arthur Andersen, LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; (iii) the approval of an amendment to the Company's 1992 Stock Option Plan to increase the number of shares authorized for issuance under the Option Plan by 1,000,000 shares; (iv) the approval of an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares authorized for issuance under the Plan by 2,000,000 shares, and at the discretion of the proxy holders; and (v) upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

     If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 2002 Annual Meeting of Stockholders (the "2002 Annual Meeting") must be received by the Secretary of the Company at its principal executive offices, 10725 North De Anza Boulevard, Cupertino, California 95014, no later than December 24, 2001 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to the 2002 Annual Meeting.

     If a stockholder intends to submit a proposal at the Company's 2002 Annual Meeting of Stockholders which is not eligible for inclusion in the proxy statement relating to the meeting, and the stockholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no later than March 30, 2002, then the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at the Company's Annual Meeting in 2002.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and Bylaws provide that the Company's Board of Directors (the "Board of Directors" or the "Board") shall be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors and with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of six members. There are two directors in the class to be elected at this meeting, John Bosch and Dr. Shelley Harrison (the "Nominees"), each of whom is an existing director whose term of office expires at the Meeting. If elected at the Meeting, Mr. Bosch and Dr. Harrison would each serve until the 2004 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until his earlier death, resignation or removal.

VOTE REQUIRED

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Meeting. Abstentions and broker non-votes will not have any effect on the outcome of the vote on the election of directors. Shares of Common Stock may not be voted cumulatively with respect to the election of directors.

     IF NO INSTRUCTIONS ARE INDICATED IN THE PROXIES, SHARES OF COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED, IF AUTHORITY TO DO SO IS NOT WITHHELD, FOR THE ELECTION OF THE NOMINEES. If either Nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Company may propose. Each of the Nominees has agreed to serve if elected, and the Company has no reason to believe that the Nominees will be unable to serve.

     Set forth below is biographical information for each Nominee and each person whose term of office as a director will continue after the Meeting.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
                             OF THE NAMED NOMINEES.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING

     John Bosch, age 65, has served as a director of the Company since December 1991. Since 1981, Mr. Bosch has been a general partner of Bay Partners, a venture capital firm. In 1976, he co-founded Cronus Precision Products, Inc., a digital timing company, and served as its President and Chief Executive Officer until 1981. In 1970, Mr. Bosch co-founded Anixter, Bosch and Russell, a consulting firm specializing in marketing and sales consulting for high technology companies and in technical venture analysis for the venture capital community. Mr. Bosch is currently a director of five portfolio companies. He is a graduate of the University of Southern California where he received a B.S. degree in mechanical engineering and an M.B.A. in marketing.

     Dr. Shelley Harrison, age 57, has served as a director of the Company since July 1996. Dr. Harrison has served as Chairman of the Board of Directors since 1993 and Chief Executive Officer since April 1996 of Spacehab, Inc., a company which develops, owns and operates habitable modules and logistics supply services for the manned U.S. Space Shuttle missions. In addition, Dr. Harrison is a managing general partner of PolyVentures L.P. and PolyVentures II, L.P., which are high technology venture capital firms. Dr. Harrison also serves on the board of directors of Globecomm Systems, Inc. and on the board of trustees of Polytechnic University in New York. He received his B.S. in electrical engineering from New York University and received an M.S. and PhD in electrophysics from Polytechnic University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

     Zvi Alon, age 49, is the founder of the Company and has served as its Chairman of the Board, President and Chief Executive Officer since the Company's formation. From 1986 to 1989, Mr. Alon was the President of Halley Systems, a manufacturer of networking equipment including bridges and routers. He also has served as Manager, Standard Product Line at Sytek, Inc., a networking company, and Manager of the Strategic Business Group for Architecture, Graphics and Data Communications at Intel Corporation, a semiconductor manufacturer. Mr. Alon received a B.S. degree in electrical engineering from the Technion. Mr. Alon is the son-in-law of Uzia Galil, a director of the Company.

     Abraham Ostrovsky, age 58, was appointed to the Board of Directors of the Company in January 1998. Mr. Ostrovsky has served as Chairman of the Board of Jetform Corporation, a provider of electronic forms and enterprise workflow products, since January 1996 and served as its Chief Executive Officer from 1991 to 1995. Mr. Ostrovsky also served as Chairman of the Board and Chief Executive Officer of Compressent, a company which develops and licenses color facsimile and communications software, from March 1996 to December 1997. Mr. Ostrovsky also serves as a director of SEEC, Inc. and IMSI. Mr. Ostrovsky attended the University of Miami.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

     Uzia Galil, age 75, has been a director of the Company since its inception in 1990. Mr. Galil currently serves as President and Chief Executive Officer of Uzia Initiatives and Management Ltd., a company specializing in the promotion and nurturing of new businesses associated with electronic commerce and medical infomedia, which he founded in November 1999. From 1962 until November 1999. Mr. Galil served as President and Chief Executive Officer of Elron Electronic Industries Ltd., an Israeli high technology holding company, where he also served as Chairman of the Board. From January 1981 until leaving Elron, Mr. Galil also served as Chairman of the Board of Directors of Elbit Ltd., an electronic communication affiliate of Elron, and as a member of the Boards of Directors of Elbit Systems Ltd., a defense electronics affiliate of Elron, and all other private companies held in the Elron portfolio. Mr. Galil currently continues to serve as a member of the Boards of Directors of Orbotech Ltd., Partner Communications Co. Ltd. and Zoran Corporation. Mr. Galil holds an M.S. in Electrical Engineering from Purdue University and a B.S. from the Technion, Israel Institute of Technology in Haifa. From 1980 to 1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion. Mr. Galil has also been awarded an honorary doctorate in technical sciences by the Technion in recognition of his contribution to the development of science-based industries in Israel, an honorary doctorate in philosophy by the Weizmann Institute of Science, an honorary doctorate in engineering by Polytechnic University, New York, and an honorary doctorate from the Ben-Gurion University of the Negev in Israel. Mr. Galil is also a recipient of the Israel Prize.

     Darrell Miller, age 54, has served as a director of the Company since February 1994 and served as Executive Vice President, Corporate Strategic Marketing for the Company from December 1994 to February 1996. From 1987 to 1993, Mr. Miller was with Novell, Inc., a computer network company, in numerous positions including Executive Vice President responsible for strategic and marketing operations and Executive Vice President responsible for product development. From 1984 to 1987, Mr. Miller acted as the Director of Marketing for Ungermann-Bass, a manufacturer of networking equipment. Since 1994, Mr. Miller has served on the board of directors of Xpoint Technologies, Inc., a switched ethernet company. Mr. Miller is a graduate of the University of Denver where he received a B.S. in business administration.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 2000, the Board of Directors held four meetings, including telephone meetings. Standing committees of the Board include the Audit Committee, the Option Committee, and the Compensation Committee. The Company does not have a standing Nominating Committee or any other Committee performing similar functions, and such matters are considered at meetings of the full Board of Directors.

     The Audit Committee meets with the Company's independent auditors at least quarterly to review the results of the quarterly reviews or annual audit and discuss the financial statements; makes recommendations to the Board regarding the retention of independent auditors; and receives and considers the accountants' comments as to controls, adequacy of staff management performance, procedures in connection with audit and financial controls. The Audit Committee is composed of four non-employee directors: Messrs. Bosch, Miller, Ostrovsky and Dr. Harrison. The Audit Committee met four times during 2000. On April 18, 2000 Mr. Galil resigned from the Audit Committee and Mr. Ostrovsky was appointed to replace him. Mr. Galil resigned to avoid any question concerning the independence of the members on the Audit Committee, due to his relationship with Mr. Alon.

     The Board adopted and approved a charter for the Audit Committee on April 18, 2000, a copy of which is attached hereto as Appendix (A). The Board has determined that all members of the Audit Committee are "independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

     The functions of the Option Committee are to review and approve awards of stock options under the Company's stock option plans to employees and consultants who are not subject to Section 16 of the Exchange Act, and to recommend any changes or amendments to the stock option plans. The Option Committee consists of Messrs. Bosch and Miller. The Option Committee met twelve times during 2000.

     The Compensation Committee reviews and approves specific compensation matters for the Chief Executive Officer and all executive staff who report directly to the Chief Executive Officer and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Bosch, Galil, and Ostrovsky. For purposes of grants and purchases under the Company's Stock Option Plan and Stock Purchase Plan to officers subject to Section 16 of the Exchange Act, other than the Chief Executive Officer, Mr. Alon confers with the Compensation Committee. The Compensation Committee met two times during 2000.

     During the fiscal year ended December 31, 2000, each Board member attended 75% or more of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Meeting. Arthur Andersen LLP has audited the Company's financial statements since its inception in 1990. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

FEES BILLED BY ARTHUR ANDERSEN LLP DURING 2000

     Audit Fees: Audit fees billed to us by Arthur Andersen LLP during 2000 for review of our annual financial statements and the financial statements included in our quarterly reports on form 10-Q totaled $411,000.

     Financial Information Systems Design and Implementation Fees: We did not engage Arthur Andersen LLP to provide services to us regarding financial information systems design and implementation during 2000.

     All Other Fees: Fees billed to us by Arthur Andersen LLP during 2000 for all other non-audit services rendered to us, including tax related services, totaled $188,000.

     The Audit Committee has considered whether the provision of the services described under All Other Fees above is compatible with maintaining Arthur Andersen's independence and has determined that such services have not adversely affected Arthur Andersen's independence.

     Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of the Proposal. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the Proposal.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3

             APPROVAL OF AN AMENDMENT TO THE 1992 STOCK OPTION PLAN

GENERAL

     The Company's 1992 Stock Option Plan (the "Option Plan") was initially adopted by the Board of Directors in June 1992 and approved by the stockholders in December 1992. On April 19, 2001, the Board of Directors approved an amendment to the Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 1,000,000 shares, bringing the total number of shares reserved for issuance under the Option Plan to 13,000,000 shares of Common Stock.

     Stock options play a key role in the Company's ability to recruit, reward and retain executives and key employees and consultants. Technology companies have historically used stock options as an important part of recruitment and retention packages. The Company competes directly with these technology companies for experienced executives and engineers and must be able to offer comparable packages to attract the caliber of individuals that the Company believes is necessary to provide the growth that stockholders desire. The Option Plan provides for the grant of options to eligible employees, directors and consultants to provide additional incentive to encourage their continued service to the Company. Accordingly, at the Annual Meeting, the stockholders are being requested to consider and to approve the amendment to the Option Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares. The Board does not have any specific current plans to utilize the additional shares of Common Stock that would become available under the Option Plan if this Proposal 3 is approved by the Company's stockholders.

SUMMARY OF OPTION PLAN

     The essential provisions of the Option Plan are outlined below. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Secretary.

  General

     The purpose of the Option Plan is to attract and retain the best available personnel for positions of substantial responsibility within the Company, to provide additional incentives to the employees and consultants of the Company and to promote the success of the Company's business. Options granted under the Option Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

     All full time employees, non-employee directors and consultants are eligible to participate in the Option Plan.

  Administration

     The Option Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"). The Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the Option Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the Option Plan.

  Amendment and Termination

     The Board may amend the Option Plan at any time subject to stockholder approval in certain situations. Unless sooner terminated by the Board, the Option Plan will terminate on June 25, 2002.

  Terms and Conditions of Options

     Options granted under the Option Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. The Committee may determine the vesting schedule applicable to each option. Options granted under the Option Plan must generally be exercised within 90 days of the end of the optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Committee. The exercise price of all incentive stock options granted under the Option Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options granted under the Option Plan must be at least 85% of the fair market value of the stock subject to the option on the date the option is granted. The fair market value of a share of common stock is the closing sale price quoted on the Nasdaq National Market on the last trading day prior to the date of determination. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any option must be at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the Option Plan may not exceed ten years. The Company will receive no monetary consideration for the granting of options under the Option Plan.

  Adjustments Upon Changes in Capitalization

     The Option Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, the optionee shall fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable.

  New Plan Benefits

     The Board has not granted any options with respect to the additional shares of Common Stock that are the subject of this proposal and has no specific plans for future allocations of options. Therefore, no New Plan Benefits Table has been provided. Information regarding the number of shares subject to outstanding options granted to executives, the percentage of such options relative to all employees as a group, the value of such options and the repricing of such options is provided respectively in the following tables of this proxy statement: (i) the Summary Compensation Table on page 16, (ii) the Option Grants in Last Fiscal Year Table on page 17; (iii) the Aggregated Option Exercises in 2000 and Fiscal Year-End Option Values Table on page 18; and (iv) the Ten Year Repricings Table on page 19. Non-employee directors as a group hold options to purchase an aggregate of 309,492 shares of Commons Stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If either of these holding periods is not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the excess of the fair market value of the shares at the date of the option exercise over the exercise price paid for the shares. Any additional gain will be recognized as a capital gain by the Optionee. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     All options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any excess of the sales price over the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Option Plan and does not purport to be complete. Reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of the Proposal. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the Proposal.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                                   PROPOSAL 4

           APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in July 1993 and approved by its shareholders in August 1993 and is intended to qualify under Section 423 of the Code. A total of 3,400,000 shares of Common Stock are currently reserved for issuance under the Purchase Plan.

     On April 19, 2001, the Board of Directors approved an amendment to the Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares to an aggregate of 5,400,000 shares. As of the Record Date, April 20, 2001, of the 3,400,000 shares reserved for issuance under the Purchase Plan, 2,548,517 shares had been issued.

     The Board of Directors believes that it is in the best interests of the Company to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions. The Board of Directors believes that the shares remaining available for issuance pursuant to the Purchase Plan are insufficient for such purpose. Accordingly, at the Annual Meeting the stockholders are being requested to consider and to approve the amendment of the Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares. The Board does not have any specific current plans to utilize the additional shares of Common Stock that would become available under the Purchase Plan if this Proposal 4 is approved by the Company's stockholders.

SUMMARY OF THE PURCHASE PLAN

     The essential features of the Purchase Plan are outlined below. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Secretary.

  Purpose

     The purpose of the Purchase Plan is to provide employees of the Company and its majority-owned subsidiaries designated by the Board of Directors who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deduction.

  Administration

     The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the Purchase Plan or the grant of any option pursuant to the Purchase Plan. No member of the Board who is eligible to participate in the Purchase Plan may be a member of the committee appointed to administer the Purchase Plan.

  Amendment and Termination

     The Board may amend the Purchase Plan at any time, subject in certain cases to stockholder approval. Unless sooner terminated by the Board, the Purchase Plan will terminate on July 22, 2003.

  Eligibility

     Any person who is a regular employee of the Company (or any of its majority-owned subsidiaries designated by the Board of Directors) and who, immediately after participation rights are granted, would not own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company or of any Subsidiary, is eligible to participate in the Purchase Plan. As of the Record Date, approximately 509 employees were eligible to participate in the Purchase Plan and approximately 103 of such eligible employees were participating.

  Offering Dates

     The Purchase Plan is implemented by consecutive six (6) month offering periods. Currently, the offering periods commence May 1 and November 1 of each year. The Board of Directors has the power to alter the duration of the offering periods without stockholder approval.

  Participation in the Purchase Plan

     Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office a subscription agreement authorizing payroll deductions. An eligible employee may participate in an offering period only if, as of the enrollment date of such offering period, such employee is not participating in any prior offering period that is continuing at the time of such proposed enrollment. An employee who becomes ineligible to participate in the Purchase Plan after the commencement of an offering may not participate in the Purchase Plan until the commencement of the next offering period.

  Purchase Price

     The purchase price per share at which shares are sold under the Purchase Plan is the lower of eighty-five percent (85%) of the fair market value of a share of Common Stock on the date of commencement of the offering period or eighty-five percent (85%) of the fair market value of a share of Common Stock on the closing date of such offering period. The fair market value of the Common Stock on a given date shall be the closing sale price as reported by the Nasdaq National Market on such date.

  Payment of Purchase Price; Payroll Deductions

     The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed fifteen percent (15%) of a participant's eligible compensation, which is defined in the Purchase Plan to include all base pay, overtime pay, bonus and commissions during the offering period, exclusive of all other amounts. A participant may institute decreases in the rate of payroll deductions at any time.

     All payroll deductions are credited to the participant's account under the Purchase Plan; no interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose and such payroll deductions need not be segregated.

  Purchase of Stock

     At the beginning of each offering period, by executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of Common Stock. The maximum number of shares placed under option to a participant in an offering period is determined by dividing the compensation which such participant has elected to have withheld during the exercise period by eighty-five percent (85%) of the fair market value of the Common Stock at the beginning of the offering period or on the closing date, whichever is lower. Notwithstanding the foregoing, no employee may make aggregate purchases of stock of the Company and its majority-owned subsidiaries under the Purchase Plan and any other employee stock purchase plans qualified as such under Section 423(b) of the Code in excess of $25,000 (determined using the fair market value of the shares at the time the option is granted) during any calendar year.

  Withdrawal

     While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, a participant may terminate his or her participation in the Purchase Plan at any time by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. All of the participant's accumulated payroll deductions will be paid to the participant promptly after receipt of his or her notice of withdrawal and his or her participation in the current offering period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period. No resumption of payroll deductions will occur on behalf of such participant unless such participant re-enrolls in the Purchase Plan by delivering a new subscription agreement to the Company during the applicable open enrollment period preceding the commencement of a subsequent offering period. A participant's withdrawal from the Purchase Plan during an offering period does not have any effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan.

  Termination of Employment

     Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

  Capital Changes

     If any change is made in the capitalization of the Company, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made by the Company to the number of shares subject to purchase and to the purchase price per share, subject to any required action by the stockholders of the Company. In the event of the proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Board of Directors determines, in its discretion, to accelerate the exercisability of all outstanding options under the Purchase Plan. The Board of Directors may also make provisions for adjusting the number of shares subject to the Purchase Plan and the purchase price per share if the Company effects one or more reorganizations, rights offerings or other increases or reductions of shares of the Company's outstanding Common Stock.

  Certain United States Federal Income Tax Information

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax, and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the participant's entry date into the offering period and more than one year after the actual purchase of the shares, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to fifteen percent (15%) of the fair market value of the shares on the participants entry date into the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the participant holds the shares. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by the participant upon a sale or disposition of shares prior to the expiration of the holding periods described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

  Stock Price

     The closing price of a share of the Common Stock on the Nasdaq National Market on the Record Date was $0.90.

  Participation in the Purchase Plan

     The Company cannot now determine the number of shares to be purchased in the future by the Named Executive Officers, as defined under "Executive Compensation -- Summary of Compensation", all current executive officers as a group, or all other employees (including current officers who are not executive officers) as a group. In 2000 the following shares of Common Stock were purchased by such persons pursuant to the Purchase Plan.

            EMPLOYEE STOCK PURCHASE PLAN -- NAMED EXECUTIVE OFFICERS

                                                           NUMBER       DOLLAR
                     NAME OR GROUP                        OF SHARES    VALUE(1)
                     -------------                        ---------    --------
Zvi Alon................................................        --     $     --
Michael R. Peckham......................................        --           --
Peter Havart-Simkin.....................................        --           --
David Desjardins........................................     7,272        1,397
D. Patrick Linehan(2)...................................     9,339        8,211
Kevin Vitale(3).........................................        --           --
Craig Shank(4)..........................................        --           --
All current executive officers as a group (8 persons)...    16,611        9,608
All other employees.....................................   690,618      510,795

---------------
(1) Market value of shares on the date of purchase, minus the purchase price under the Purchase Plan.

(2) Mr. Linehan left the Company in January 2001.

(3) Mr. Vitale left the Company in June 2000.

(4) Mr. Shank left the Company in August 2000.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of the Proposal. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the Proposal.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 20, 2001 by: (i) each director of the Company, including each Nominee; (ii) each of the Named Executive Officers, as defined under "Executive Compensation Table" on page 16; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock. Except as otherwise indicated below, the information as to each person has been furnished by such person, and each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person, except as otherwise indicated and subject to community property laws where applicable. Except as otherwise set forth below, the address of each named individual is the address of the Company as set forth herein.

         SECURITY OWNERSHIP OR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                        BENEFICIAL OWNERSHIP
                                                      -------------------------
                                                        NUMBER        PERCENT
                  BENEFICIAL OWNER                    OF SHARES     TOTAL(%)(1)
                  ----------------                    ----------    -----------
Zvi Alon(2).........................................   9,952,557      15.26%
John Bosch(3).......................................      38,476           *
David Desjardins(4).................................      23,105           *
Uzia Galil(5).......................................     548,321           *
Shelley Harrison(6).................................      35,627           *
D. Patrick Linehan(7)...............................     252,716           *
Darrell Miller(8)...................................      18,833           *
Abraham Ostrovsky(9)................................      81,395           *
Michael R. Peckham(10)..............................      78,651           *
Craig Shank(11).....................................         -0-           *
Peter Havart-Simkin(12).............................      93,352           *
Kevin Vitale(13)....................................         -0-           *
All executive officers and directors as a group
  (15 persons)(14)..................................  11,133,887      17.07%

OTHER 5% BENEFICIAL OWNERS

LeRoy C. Kopp(15)...................................   4,488,656       6.88%
Kopp Holding Company
  Kopp Investment Advisors, Inc.
  7701 France Avenue South, Suite 500
  Edina, Minnesota 55435
Dimensional Fund Advisors(16).......................   3,327,059       5.10%
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401

---------------
  *  Less than 1%.

 (1) Based on 65,223,230 shares of Common Stock outstanding as of April 20,
     2001.

 (2) Includes (i) 9,283,204 shares held by the Zvi and Ruth Alon Living Trust (the "Living Trust") and (ii) 38,000 shares held by the Zvi Alon Family Foundation (the "Foundation"). Mr. Alon and his wife, Ruth Alon, are the trustees of the Living Trust and the Foundation. Also includes 481,353 shares issuable upon exercise of options that are exercisable within 60 days of April 20, 2001.

 (3) Includes 1,000 shares held by Mr. Bosch's spouse. Mr. Bosch disclaims beneficial ownership of these shares. Also includes 37,476 shares issuable upon exercise of options that are exercisable within 60 days of April 20, 2001.

 (4) Includes 15,833 shares issuable upon exercise of options that are exercisable within 60 days of April 20, 2001.

 (5) Includes (i) 500,000 shares owned by Uzia and Ella Galil. Also includes 48,321 shares issuable upon exercise of options that are exercisable within 60 days of April 20, 2001.

 (6) Includes 35,627 shares issuable upon exercise of options that are exercisable within 60 days of April 20, 2001.

 (7) Includes 211,382 shares issuable upon exercise of options that are exercisable within 60 days of April 20, 2001.

 (8) Includes 18,833 shares issuable upon exercise of options that are exercisable within 60 days of April 20, 2001.

 (9) Includes 31,395 shares issuable upon exercise of options that are exercisable within 60 days of April 20, 2001.

(10) Includes 78,651 shares issuable upon exercise of options that are exercisable within 60 days of April 20, 2001.

(11) Mr. Shank left the Company in August 2000.

(12) Includes 93,352 shares issued upon exercise of options that are exercisable within 60 days of April 20, 2001.

(13) Mr. Vitale left the Company in June 2000.

(14) Includes 1,063,077 shares issued upon exercise of options that are exercisable within 60 days of April 20, 2001.

(15) Based on Amendment No. 3 to Schedule 13G dated January 30, 2001 filed by such persons as a group: (i) Kopp Investment Advisors, Inc. ("KIA") beneficially owns 2,902,656 shares, has sole voting power with respect to 1,030,000 shares, has sole dispositive power with respect to 800,000 shares and has shared dispositive power with respect to 2,102,656 shares; (ii) Kopp Holding Company ("KHC") beneficially owns the 2,902,656 shares that are beneficially owned by KIA, a wholly-owned subsidiary of KHC, but does not have sole or shared voting or dispositive power with respect to any of such shares; and (iii) LeRoy C. Kopp, who holds all of the outstanding capital stock of KHC, beneficially owns and has sole voting and sole dispositive power with respect to 1,586,000 shares. In addition, included in such Amendment; (i) item 4 provides that KIA, KHC, and LeRoy C. Kopp disclaim beneficial ownership of the 4,488,656 shares; and (ii) item 6 provides that 2,102,656 of such shares are held in a fiduciary or representative capacity and neither KIA, KHC or LeRoy C. Kopp has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.

(16) Based on Schedule 13G dated February 2, 2001 filed by such person.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

     Section 16(a) of the Exchange Act requires that the Company's directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION OF DIRECTORS

     The Company's non-employee directors currently receive a fixed sum of $12,000 in cash compensation per year, payable quarterly, for service on the Board of Directors. In addition, non-employee directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Employee directors do not receive separate compensation for their services on the Board of Directors, although service on the Board may be considered when establishing their compensation as employees.

     Non-employee directors of the Company are eligible to receive options under the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and under the Option Plan. Option grants under the Directors' Plan are non-discretionary. A total of 800,000 shares of Common Stock have been reserved for issuance under the Directors' Plan. Under the Directors' Plan, each person that is elected for the first time as a director of the Company and who is not otherwise employed by the Company or an affiliate of the Company (a "Non-Employee Director") is granted an option to purchase 40,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) upon the date of his or her election to the Board. At each Annual Meeting of Stockholders, including this meeting, each person who is then a Non-Employee Director and has been a Non-Employee Director for at least three months is granted an option to purchase 8,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan).

     Pursuant to the Directors' Plan, options to purchase 8,000 shares were granted on May 31, 2000, the date of the Company's 2000 Annual Meeting of Stockholders, to each of Messrs. Bosch, Galil, Miller, Ostrovsky, and Dr. Harrison at an exercise price of $2.781 per share.

     On October 7, 1998, pursuant to the Option Exchange Program described below and under "Ten-Year Option Repricings" (the "Option Exchange Program"), Messrs. Bosch, Galil, Miller, Ostrovsky, and Dr. Harrison exchanged such options for new options to purchase 6,349 shares at a price of $1.00 per share, which new options were granted under the Company's 1992 Stock Option Plan. On January 27, 1998, in connection with his initial appointment to the Board and pursuant to the Directors' Plan, an option to purchase 40,000 shares was granted to Mr. Ostrovsky at a price of $2.6562 per share, which Mr. Ostrovsky exchanged on October 7, 1998 for an option to purchase 31,746 shares at a price of $1.00 per share pursuant to the Option Exchange Program. Under the Option Exchange Program, all employees and directors of the Company were given the opportunity to exchange any or all of their existing options for new options covering a number of shares determined under a formula that took into account the original number of shares, term and vesting schedule of the existing option, at an exercise price of $1.00 per share, the fair market value of the Common Stock on the exchange date of October 7, 1998. Each such option vests as to 25% of the shares subject to the option on the first anniversary of the grant date and as to 1/36 of the remaining shares each month thereafter, so that the option is vested in full on the fourth anniversary of the grant date; each such option has a term of 10 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Each of Zvi Alon, the Company's President, Chief Executive Officer and the Chairman of the Board of Directors, and Uzia Galil, a director and the father-in-law of Zvi Alon, participated in the deliberations of the Compensation Committee during 2000 concerning executive officer compensation. Mr. Galil abstained from voting on Mr. Alon's compensation, and although Mr. Alon attends meetings of the Committee, he does not participate in deliberations that relate to his own compensation.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company and its subsidiaries during each of 1998, 1999 and 2000 to the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2000, whose total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if, whether paid or deferred.

                          EXECUTIVE COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                           SECURITIES
                                                                           UNDERLYING     ALL OTHER
       NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)     OPTIONS      COMPENSATION
       ---------------------------          ----   ---------   --------   ------------   ------------
Zvi Alon..................................  2000    397,000         --      660,000           1,339
  Chairman of the Board, President and      1999    360,000     45,375      300,000           1,653
  Chief Executive Officer                   1998    302,500     45,375      325,000           1,935
Peter Havart-Simkin.......................  2000    195,000         --       75,000             612
  Senior Vice President, Worldwide
     Strategic                              1999    207,203     21,288      100,000             898
  Development and New Business              1998     29,885         --       80,887(6)           --
Michael R. Peckham(1).....................  2000    222,702         --       66,666         246,801
  Senior Vice President, Finance and        1999     20,068         --      200,000             131
  Chief Financial Officer                   1998         --         --           --              --
D. Patrick Linehan(2).....................  2000    250,000     25,101       25,000          99,673
  Former Senior Vice President,             1999    250,000     31,250      150,000          98,597
  Worldwide Sales                           1998    250,000     31,250      248,015           2,598
David Desjardins..........................  2000    140,292         --       97,500          10,723
  Vice President, Worldwide Consulting      1999     17,112         --       40,000           7,538
  Services                                  1998         --         --           --              --
Kevin Vitale(3)(4)........................  2000    162,500         --        9,375       1,416,978
  Former Executive Vice President,
     Operations                             1999     29,191         --      450,000           6,274
                                            1998         --         --           --              --
Craig Shank(3)(5).........................  2000    135,949         --        2,083         554,380
  Vice President, General Counsel           1999     19,343         --      100,000              15
                                            1998         --         --           --              --

---------------
(1) Other compensation includes amounts paid pursuant to a Change of Control agreement arising out of the acquisition of Simware Inc. and for relocation costs.

(2) Mr. Linehan ceased to be an executive officer and his employment with the Company terminated in January 2001.

(3) Other compensation includes amounts paid pursuant to a Change of Control agreement arising out of the acquisition of Wall Data Incorporated.

(4) Mr. Vitale ceased to be an executive officer and his employment with the Company terminated in June 2000.

(5) Mr. Shank ceased to be an executive oficer and his employment with the Company terminated in August 2000.

(6) The Option for 80,877 shares was granted in October 1998, pursuant to the Option Exchange Program, in exchange for a 1998 option for 145,534 shares.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to stock options granted to the Named Executive Officers in 2000. Except as otherwise indicated below, all options were granted under the Option Plan, and the exercise price of the options was set at the fair market value as of the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE
                             NUMBER OF      % OF TOTAL                                 AT ASSUMED ANNUAL RATES
                             SECURITIES      OPTIONS                                 OF STOCK PRICE APPRECIATION
                             UNDERLYING     GRANTED TO     EXERCISE                      FOR OPTION TERM(1)
                              OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION   ---------------------------
           NAME               GRANTED     FISCAL YEAR(4)   ($/SHARE)       DATE           5%            10%
           ----              ----------   --------------   ---------    ----------   ------------   ------------
Zvi Alon(2)................   330,000         10.04%        $8.388(3)     1/25/10     $1,331,096     $3,759,278
Zvi Alon(2)................   330,000         10.04%         0.825(3)    12/31/10        130,928        369,765
Peter Havart-Simkin(2).....    25,000             *          7.625        1/25/10        119,903        303,856
Peter Havart-Simkin(2).....    50,000          1.52%         0.750       12/31/10         23,588         59,775
Michael R. Peckham(2)......     8,333             *          7.625        1/25/10         39,966        101,281
Michael R. Peckham(2)......    58,333          1.78%         0.750       12/31/10         27,519         69,737
David Desjardins(2)........    60,000          1.83%         4.469        6/30/10        168,641        427,384
David Desjardins(2)........    37,500          1.14%         0.750       12/31/10         17,691         44,831
D. Patrick Linehan(2)(5)...    25,000             *          7.625        1/25/10        119,903        303,856
Kevin Vitale(2)(6).........     9,375             *          7.625        1/25/10         44,964        113,946
Craig Shank(2)(7)..........     2,083             *          7.625        1/25/10          9,990         25,317

---------------
 *  Less than 1%.

(1) Potential realizable value are; (i) net of exercise price before taxes, (ii) based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option terms, and (iii) based on the assumption that the option is exercised at the exercise price and sold on the last day of the term at the appreciated price. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth.

(2) This option vests as to 25% of the shares on the first anniversary date of grant and as to 1/36 of the remaining shares monthly thereafter, so that the option is vested in full on the fourth anniversary of the date of the grant.

(3) The exercise price is equal to 110% of the fair market value of the Common Stock on the date of grant, as required by the terms of the Company's 1992 Stock Option Plan for incentive stock options (as defined in Section 422 of the Internal Revenue Code) granted to holders of more than 10% of the outstanding Common Stock.

(4) During 2000, the Company granted employees options to purchase an aggregate of 3,285,967 shares of Common Stock.

(5) Mr. Linehan left the Company in January 2001.

(6) Mr. Vitale left the Company in June 2000.

(7) Mr. Shank left the Company in August 2000.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning each exercise of Stock Options by Named Executive Officers and the number and value at December 31, 2000 of unexercised options held by the Named Executive Officers. The values set forth below have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding stock options and the closing price of the Common Stock on December 31, 2000 of $0.9375, as reported on the Nasdaq National Market.

     AGGREGATED OPTION EXERCISES IN 2000 AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          SHARES ACQUIRED    VALUE          OPTIONS AT FY-END            AT FISCAL YEAR-END
          NAME              ON EXERCISE     REALIZED   EXERCISEABLE/UNEXERCISEABLE   EXERCISEABLE/UNEXERCISEABLE
          ----            ---------------   --------   ---------------------------   ---------------------------
Zvi Alon................         -0-             -0-        306,249 / 978,751              -0- / $37,290
Michael R. Peckham......         -0-             -0-         50,841 / 215,825              -0- / $10,967
Peter Havart-Simkin.....      68,993        $305,328         55,209 / 200,798              -0- / $ 9,400
David Desjardins........         -0-             -0-         10,833 / 126,667              -0- / $ 7,050
D. Patrick Linehan(1)...         -0-             -0-        203,091 / 219,924                  -0- / -0-
Kevin Vitale(2).........         -0-             -0-                -0- / -0-                  -0- / -0-
Craig Shank(3)..........         -0-             -0-                -0- / -0-                  -0- / -0-

---------------
(1) Mr. Linehan left the Company in January 2001.

(2) Mr. Vitale left the Company in June 2000.

(3) Mr. Shank left the Company in August 2000.

                         TEN-YEAR OPTION REPRICINGS(1)

     The following table sets forth certain information related to the repricing of stock options to any executive officer since the Company's initial public offering in 1993. In February 1996, all options granted to employees in 1995 and certain options granted in the last quarter of 1994 were repriced to $11.13 per share by the Company's Board of Directors. The vesting schedule on these repriced options was delayed six months. All out-of-the-money options previously granted to employees were subsequently repriced by the Board of Directors to $6.00 per share in January 1997 and to $3.06 per share in September 1997. There was no change in the vesting schedule for the options repriced in 1997. In 1998, the Board of Directors approved an Option Exchange Program pursuant to which all employees of the Company, including executive officers, were given the opportunity to exchange any or all of their existing options for new options covering a number of shares determined under a formula that took into account the original number of shares, term and vesting schedule of the existing option, at an exercise price of $1.00 per share, the fair market value of the Common Stock on the exchange date of October 7, 1998. Each such option vests as to 25% of the shares subject to the option on the first anniversary of the grant date and as to 1/36th of the remaining shares each month thereafter, so that the option is vested in full on the fourth anniversary of the grant date; each such option has a term of 10 years.

                           TEN-YEAR OPTION REPRICINGS

                                                                                                      LENGTH OF
                                           NUMBER OF       MARKET                                     ORIGINAL
                                           SECURITIES     PRICE OF                                   OPTION TERM
                                           UNDERLYING     STOCK AT     EXERCISE PRICE     NEW         REMAINING
                                            OPTIONS       TIME OF        AT TIME OF     EXERCISE     AT DATE OF
          NAME                 DATE         REPRICED    REPRICING($)    REPRICING($)    PRICE($)      REPRICING
          ----             -------------   ----------   ------------   --------------   --------   ---------------
Zvi Alon.................  No repricings         --           --               --           --              --
  President & CEO
David Desjardins.........  No repricings         --           --               --           --              --
  Vice President
Michael R. Peckham.......  No repricings         --           --               --           --              --
  Sr. Vice President
D. Patrick Linehan.......   10/07/1998      312,500        $1.00           $ 3.06        $1.00        8.92 yrs
  Sr. Vice President
Peter Harvart-Simkin.....   10/07/1998       72,767        $1.00           $13.06        $1.00        9.88 yrs
  Sr. Vice President.....   10/07/1998       72,767        $1.00           $ 5.16        $1.00        9.88 yrs
Craig Shank..............  No repricings         --           --               --           --              --
  Vice President
Kevin Vitale.............  No repricings         --           --               --           --              --
  Executive Vice
     President

REPORT OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS(1)

     The Board of Directors determined that as a result of declines in the price of the Company's Common Stock, the incentive provided by the options previously granted to all employees was insufficient to assist the Company in retaining its employees. The Company's stock price fell from $23.25 at the end of 1995 to $10.88 at the end of the first quarter of 1996, then fell again to $6.00 at the end of 1996 and to $3.72 at the end of the third quarter of 1997, and fell again to $0.97 during the third and fourth quarters of 1998. Employee retention has been a significant challenge for the Company over the past two years due to the extremely competitive nature of the employment marketplace and the Company's performance and declining stock price over this period, which has lead to substantial turnover. To assist the Company in retaining its employees by providing additional incentive to remain with the Company over the long term, the Board of Directors has repriced outstanding options, including the options held by the executives in the table above. The Board has considered other alternatives such as the issuance of additional options at lower exercise prices, but felt that the effects of doing so would be too dilutive. As such, in February 1996 the Board repriced all options granted to employees in 1995 and certain options granted in the last quarter of 1994 to $11.13; the vesting on these repriced options was delayed six months. Due to the continued decline in the stock price throughout 1996 and 1997, the Board repriced all out-of-the money options in January 1997 and September 1997, with no change in the current vesting schedules. For the same reasons, following the Company's August 1998 acquisition of FTP Software, Inc. (the employees of which held options with exercise prices ranging from $1.00 to $43.64 per share), the Board of Directors approved an option exchange program pursuant to which all directors and employees of the Company, including executive officers, were given the opportunity to exchange any or all of their existing options for new options covering a number of shares determined under a formula that took into account the original number of shares, term and vesting schedule of the existing option, at an exercise price of $1.00 per share, the fair market value of the Common Stock on the exchange date of October 7, 1998. Each such option vests as to 25% of the shares subject to the option on the first anniversary of the grant date and as to 1/36 of the remaining shares each month thereafter, so that the option is vested in full on the fourth anniversary of the grant date; each such option has a term of 10 years. The terms of the Option Exchange Program were based upon the recommendation of an independent compensation advisor retained by the Company following the acquisition of FTP. The Board believed that the factors affecting the decision as to whether to reprice the options held by officers in each case were identical to those for all other employees, and that it was in the interests of the Company to provide adequate incentive to assist in employee, including executive officer, retention.

Zvi Alon          John Bosch
Uzia Galil        Dr. Shelley Harrison
Darrell Miller    Abraham Ostrovsky

---------------
(1) The material under this caption is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  Compensation Philosophy

     The primary goal of the Company is to align compensation with the Company's business objectives and performance. The Company's aim is to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Compensation Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

     - The Company pays competitively with leading software and high technology companies with which the Company competes for talent.

     - The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

     - The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

  Executive Officer Salaries

     With respect to the executive officers hired in 2000, salary, potential bonus and stock option grants were determined on the basis of negotiations between the Company and each officer with due regard to the officer's experience, prevailing market conditions and internal equity. Similarly, the Company negotiated with the former executive officers at the time of such officer's hiring and reached a level of compensation that the Company believed was reasonably required to obtain the services of such officer.

  Annual Incentive Compensation

     Historically, a substantial portion of the cash compensation paid to the Company's executive officers, including the Chief Executive Officer, has been in the form of discretionary cash bonuses payable on a quarterly basis. The Compensation Committee believes that the bonus compensation of the Chief Executive Officer and the Company's other executive officers should be expressly linked to the Company's performance. Consistent with this philosophy, a designated portion of the bonus compensation is contingent upon corporate profits, the attainment of specific business objectives and performance against personal performance objectives. Bonus payments are based on a target bonus pool established at the beginning of the year for each officer.

     In awarding 2000 discretionary bonuses, the Compensation Committee determined that the Company's goals were attained for the fourth quarter of 2000 but not for prior quarters, and, accordingly, awarded approximately 12% of the bonus pool. The bonus was declared and paid in the first quarter of 2001.

  Long-Term Incentives

     The Company's primary long-term incentive program presently consists of the 1992 Stock Option Plan (the "Option Plan") and the Employee Stock Purchase Plan (the "Purchase Plan"). The Option Plan generally utilizes four-year vesting periods for options granted approximately on date of hire. There is a 25% cliff vesting at the end of the first year of the grant and then monthly vesting thereafter to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the Option Plan generally is 100% of the fair market value of the Company's Common Stock on the date of grant. Stock options to purchase an aggregate of 1,277,707 shares of Common Stock were granted to executive officers in 2000.

     The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to fifteen percent (15%) of their earnings withheld for purchases of Common Stock on certain dates specified by the Compensation Committee. The price of Common Stock purchased is equal to 85% of the lower of the fair market value of the Common Stock on the commencement date or the closing date of the relevant offering period. Two annual six-month offering periods have been fixed under the Purchase Plan. Mr. Alon was not eligible to purchase stock under the Purchase Plan during 2000. An aggregate of 16,611 shares of Common Stock were purchased by executives under the Purchase Plan.

  Company Performance and Chief Executive Officer Compensation

     The 2000 salary and potential bonus of the Chief Executive Officer were established by the Compensation Committee primarily on the basis of the salary received by him in 1998 and 1999 and the Company's overall 1999 performance, and pursuant to discussions between the Compensation Committee and the Chief Executive Officer. Mr. Alon's annual salary for 2000 was increased from $360,000 to $400,000, and his target bonus was increased from $216,000 to $240,000. The Committee believes that the revised salary and bonus are necessary to maintain Mr. Alon's compensation at a competitive level in the industry.

     As described above, in awarding 2000 discretionary bonuses, the Compensation Committee determined that the Company's goals were attained for the fourth quarter of 2000 but not for prior quarters, and, accordingly, awarded approximately 12% of the bonus pool. As a result, Mr. Alon received less than his total maximum potential cash compensation, $397,000 versus $640,000, for 2000. The bonus portion of his compensation in the amount of $34,609 was declared and paid to Mr. Alon in the first quarter of 2001.

  Certain Tax Considerations

     Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance-based. The Compensation Committee considers the implications of this deduction limitation as one of many factors when setting compensation policy and making individual compensation determinations. The Option Plan contains provisions that permit certain grants to be made as to qualify for the performance-based exception, but not all grants under the Option Plan have been so qualified. The Compensation Committee does not expect that the Company would be denied a deduction under Code Section 162(m) for compensation paid during 2000; however, it is possible that in 2001 or some future year, a portion of the compensation paid to a Company executive will not be deductible under Code Section 162(m).

                                          From the members of the Compensation
                                          Committee:

                                          John Bosch
                                          Uzia Galil
                                          Abraham Ostrovsky

                             AUDIT COMMITTEE REPORT

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of
Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000, included in the Company's Annual Report on form 10-K for that year.

     The Audit Committee has reviewed and discussed these audited financial statements with management of the Company

     The Audit Committee has discussed with the Company's independent auditors, Arthur Andersen LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

     The Audit Committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") as amended, and has discussed with Arthur Andersen LLP the independence of Arthur Andersen LLP from the Company.

     Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee of
                                          the
                                          Board of Directors

                                          John Bosch
                                          Dr. Shelley Harrison
                                          Darrell Miller
                                          Abraham Ostrovsky

PERFORMANCE GRAPH

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
          AMONG NETMANAGE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE JP MORGAN H & Q TECHNOLOGY INDEX
[PERFORMANCE GRAPH]

                                                                                  NASDAQ STOCK                JP MORGAN H&Q
                                                     NETMANAGE, INC.              MARKET (U.S.)                TECHNOLOGY
                                                     ---------------              -------------               -------------
12/95                                                    100.00                      100.00                      100.00
12/96                                                     25.81                      123.03                      124.29
12/97                                                     12.10                      150.68                      145.71
12/98                                                      7.93                      212.46                      226.64
12/99                                                     21.24                      394.82                      506.17
12/00                                                      4.03                      237.37                      327.22

        * $100 INVESTED ON 12/31/95 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.
---------------

(1) The total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the Nasdaq Stock Market-US Index (the "Nasdaq Index") and the Hambrecht and Quist Technology Index (the "H&Q Technology Index"), based on September 21, 1993 = 100, the day of the Company's initial public offering. The performance of the Company's stock over the period shown is not necessarily indicative of future performance.

(2) The material under this caption is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Michael Peckham
                                          MICHAEL PECKHAM
                                          Secretary

April 27, 2001

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, NETMANAGE, INC., 10725 NORTH DE ANZA BOULEVARD, CUPERTINO, CALIFORNIA 95014, OR THROUGH THE COMPANY'S WORLDWIDE WEB PAGE AT HTTP://WWW.NETMANAGE.COM.

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities related to corporate accounting, financial reporting practices, quality and integrity of financial reports as well as legal compliance and business ethics. Key components of fulfilling this charge include:

     - Facilitating and maintaining an open avenue of communication among the Board of Directors.

     - Serving as an independent and objective party to monitor the corporation's financial reporting process and internal control system.

     - Reviewing and appraising the efforts of the independent accountants.

     - Providing direction to an oversight of the Internal Audit function and the Ethics and Business Conduct function.

II. ORGANIZATION/COMPOSITION

     The Audit Committee will be comprised of three or more directors as determined by the Board, each of whom shall be independent directors as defined in the new NASD rules. The members will be free from any financial, family or other material personal relationship that, in the opinion of the Board or Audit Committee members, would interfere with the exercise of his or her independence from management and the corporation. All members of the Committee will have a working familiarity with basic finance and accounting practices and at least one member must have accounting or related financial management expertise.

III. MEETINGS

     The Audit Committee will meet at least four times annually. Additional meetings may occur more frequently as circumstances dictate. Two meetings will focus primarily on audit/financial issues and two meetings will focus primarily on ethics and business conduct issues. The Committee will request legal updates from the General Counsel and/or outside legal resources as they determine the need exists. The Committee chairman should meet with the Ethics and Business Conduct Vice President and/or Internal Audit Vice President prior to the scheduled Committee meetings to finalize the meeting agenda and overview issues to be discussed. The Committee members will have sole discretion in determining the meeting attendees and agenda.

IV. RESPONSIBILITIES AND DUTIES

     The Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and provide reasonable assurance to the Board that the accounting and reporting practices of the corporation are in accordance with requirements and an effective legal compliance and business ethics program exists.

     The Audit Committee will fulfill their duties and responsibilities as follows:

  A. General

     - Adopt a formal written charter that is approved by the full Board of Directors that specifies scope of responsibility, process, membership, etc. The charter will be reviewed as necessary, but at least annually.

     - Maintain minutes or other records of meetings and activities.

     - Report Committee actions to the Board with such recommendations the Committee may deem appropriate.

     - As part of executing the responsibility to foster open communication, the Committee will meet in separate executive sessions without members of senior management present with each of the following groups: Independent Accountants and the Vice President responsible for Ethics and Business to discuss matters that the Committee or any of these groups believe should be discussed privately.

     - Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation

  B. External/Independent Accounts

     - Recommend to the Board the selection of the independent accountants, considering independence and effectiveness, and approve the fees to be paid to the independent accountants. Annually, the Committee will ensure a formal statement delineating all relationships between the accountant and the company is received from the outside accountants. The Committee will discuss with the independent accountants all significant relationships the accountants have with the corporation to determine the accountants' independence.

     - Approve any replacement of the independent accountants.

     - Consult with independent accountants out of management's presence about internal controls and the fullness/accuracy of the financial statements.

     - Meet with the independent accountants and financial management of the Company to review the scope of the proposed external audit for the current year. The external audit scope shall include a requirement that the independent accountants inform the Audit Committee of any significant changes in the independent accountant's original audit plan and that the outside accountants conduct a SAS 71 Interim Financial Review prior to the Company's filing of each quarterly report (Form 10-Q).

     - Review the coordination of internal and external audit procedures to promote an effective use of resources and ensure a complete but nonredundant audit.

     - Instruct the independent accountants that the Board of Directors is the accountant's client.

  C. Financial Statement/Internal Controls

     - Review annual financial statements with management and the independent accountants to determine that the independent auditors are satisfied with the disclosure and content of the financial statements, including the nature and extent of any significant changes in accounting principles, and approve such financial statements prior to release of the annual earnings.

     - Consider external auditors' judgements regarding the quality and appropriateness of financial statements.

     - Make inquiries of management and external auditors concerning the adequacy of the Company's system of internal controls.

     - Advise financial management and the independent auditor that they are expected to provide a timely analysis of significant current financial reporting issues and practices.

     - Advise financial management and the independent auditor to discuss with the Audit Committee their qualitative judgements about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company.

  D. Ethics and Business Conduct

     - Provide oversight to the business ethics and compliance program.

     - Require management to report on procedures that provide assurance that the corporation's mission, values, and code of conduct are properly communicated to all employees on an annual basis.

     - Review the corporation's code of conduct annually and direct management to establish a system reasonably designed to assure compliance with the code.

     - Review the programs and polices of the Company designed by management to assure compliance with applicable laws and regulations and monitor the results of the compliance efforts.

     - Inquire of the Vice President responsible for Ethics and Business Conduct regarding any difficulties encountered in the course of their review, including any restrictions on the scope of their work or access to required information.

     - Review and concur in the appointment, replacement, reassignment, or dismissal of the Vice President responsible for Ethics and Business Conduct.

  E. Legal

     - Meet with organization's legal counsel to review any legal matters that may have a significant impact on the Company's overall financials.

                                   DETACH HERE
--------------------------------------------------------------------------------
                                      PROXY
                                 NETMANAGE, INC.

                      PROXY SOLICITED BY BOARD OF DIRECTORS
                         FOR ANNUAL MEETING MAY 30, 2001

        The undersigned hereby constitutes and appoints Zvi Alon and Michael Peckham, and each of them singly, with full power of substitution, as proxies to vote and act at the NetManage, Inc. 2001 Annual Meeting of Stockholders to be held on May 30, 2001 at 9:00 a.m., local time, and at any and all postponements and adjournments thereof (the "Meeting"), upon and with respect to the number of shares of the common stock of NetManage, Inc., $.01 par value per share ("Common Stock"), as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote as designated on the reverse side and in favor of the recommendations of management on any other matters which may come before the Meeting, all as further described in the accompanying Notice of 2001 Annual Meeting of Stockholders and Proxy Statement. If no such directions are indicated, the proxies or their substitutes will have authority to vote FOR the Election of Directors, FOR Item 2, FOR Item 3 and FOR
Item 4.


----------------                                                ----------------
SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE
----------------                                                ----------------

NetManage, Inc.

Dear Stockholder;

Please take note of the important information enclosed with this proxy card.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach and return it in the enclosed postage paid envelope.

Your vote must be received prior to the 2001 Annual Meeting of Stockholders, May 30, 2001. Whether or not you plan to be personally present at the Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised by following the instructions on page two of the accompanying proxy statement. Thank you in advance for your prompt consideration.

Sincerely,

NetManage, Inc.

                                  DETACH HERE
--------------------------------------------------------------------------------

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR
ITEM 2.

1.  Election of Directors.
    Nominees:  John Bosch and Dr. Shelley Harrison

    [ ]  FOR                      [ ]  WITHHELD
         BOTH                          FROM BOTH
         NOMINEES                      NOMINEES


             ---------------------------------------
             For both nominees except as noted above

                                                                                FOR            AGAINST         ABSTAIN
2.  Ratification of the appointment of Arthur Andersen LLP as the               [ ]              [ ]               [ ]
    Company's independent auditors for the current fiscal year ending December 31, 2001.
                                                                                FOR            AGAINST         ABSTAIN
3.  Approval of amendment to the Company's 1992 Stock Option Plan to            [ ]              [ ]               [ ]
    increase the number of shares reserved for issuance under the Option
    Plan by 1,000,000 shares.

                                                                                FOR            AGAINST          ABSTAIN
4.  Approval of amendment to the Company's Employee Stock Purchase Plan         [ ]              [ ]               [ ]
    to increase the number of shares reserved for issuance under the
    Plan by 2,000,000 shares.

5.  Upon any other matters which may properly come before the Meeting.

Receipt of the Notice of 2001 Annual Meeting of Stockholders and Proxy Statement dated April 27, 2001 relating to the Meeting is hereby acknowledged.

MARK HERE FOR ADDRESS CHANGE AND NOTE IMMEDIATELY BELOW                      [ ]

PLEASE MARK, DATE, SIGN AND RETURN.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If a corporation, sign in full corporate name by president or authorized officer. If a partnership, sign in partnership name by an authorized person. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature:                                         Date:
           ----------------------------------            -----------------------

Signature:                                         Date:
           ----------------------------------            -----------------------